Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD THIRD QUARTER NET SALES

INCREASES 2021 SALES GUIDANCE TO $810 MILLION AND EPS TO $2.35

New York, New York, October 25, 2021 Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended September 30, 2021, net sales rose to a record $262.7 million, a 64% increase from the third quarter of 2020, and 37% ahead of the third quarter of 2019. At comparable foreign currency exchange rates, consolidated third quarter net sales increased 72% from the third quarter of 2020 and 37% compared to the third quarter of 2019. Of note, the average dollar/euro exchange rate for the current third quarter was 1.18 compared to 1.17 and 1.11 in the third quarter of 2020 and 2019, respectively. For the first nine months of 2021, the average dollar/euro exchange rate was 1.19 and 1.13 and 1.12 for the same periods in 2020 and 2019, respectively. Inter Parfums plans to issue results for the 2021 third quarter result on or about November 8, 2021.

Net Sales:

	Three months ended September 30,
(in millions)	2021	2020	2019	21 vs 19%

European based product sales	$206.1	$129.7	$143.6	43.5%
United States based product sales	56.6	30.9	47.6	18.9%
	$262.7	$160.6	$191.2	37.4%

Net Sales:

	Nine months ended September 30,
(in millions)	2021	2020	2019	21 vs 19%

European based product sales	$527.0	$283.3	$412.9	27.6%
United States based product sales	141.8	71.7	122.8	15.5%
	$668.8	$355.0	$535.7	24.8%

Jean Madar, Chairman & CEO of Inter Parfums stated, “Our third quarter, historically our strongest, set a record. As compared to 2019’s third quarter, our largest brands outperformed our best expectations. Montblanc, Jimmy Choo, Coach, GUESS and Lanvin sales were ahead 26%, 40%, 98%, 27%, and 37%, respectively. The increases came from established fragrance pillars, brand extensions and the rollout of newer scents, including I Want Choo for Jimmy Choo and Bella Vita for GUESS. Also contributing to the top line growth were sales by two of our newer brands, namely Kate Spade and MCM, both of which debuted new fragrances this year. We are similarly gratified by the meaningful upturn in sales by most of our mid-sized brands, as compared to the third quarters of the preceding two years.”

Mr. Madar also noted, “With the recent addition of Ferragamo fragrances and the forthcoming addition of Donna Karan and DKNY fragrances next summer, we look forward to accelerating our sales growth with expectations of attaining $1 billion in net sales within two to three years. Further enriching our portfolio with other compatible brands remains a high priority, especially in Italy where our newly established business has a broad bench of operational experience in all relevant functions – encompassing product development, sourcing, manufacturing, inventory management, packaging, marketing, and distribution.”

Inter Parfums, Inc. News Release	Page 2
October 25, 2021

Mr. Madar noted, “We achieved record sales in the third quarter despite the near absence of travel retail business and major supply chain disruptions affecting the procurement of components, the ability to transport goods, and related cost increases. These disruptions have continued into the fourth quarter at a time when demand for our product lines has never been stronger or more sustained. We have been addressing this issue since the beginning of the year, by ordering well in advance of need and in larger quantities. Going forward, we aim to carry more inventory overall, source the same components from multiple suppliers and when possible, manufacture products closer to where they are sold. We currently expect supply chain bottlenecks to begin lifting early in the new year.”

Russell Greenberg, Executive Vice President & CFO noted, “We are once again increasing our 2021 guidance due to better than expected third quarter sales, coupled with modest initial Ferragamo fragrance sales during this transitional period. We now look for 2021 sales to come in at a record $810 million, resulting in net income of $75 million or $2.35 per diluted share. Our previous guidance called for net sales of $750 million and diluted net income per share of $1.95. Based upon year-to-date sales, we are taking a conservative approach to fourth quarter sales, which is overwhelmingly due to bottlenecks in the supply chain, rather than lack of demand. Additionally, we plan to issue our initial guidance for 2022 in November 2021. Guidance assumes that the average dollar/euro average exchange rate remains at current levels, and there is no significant resurgence of the COVID-19 pandemic.”

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2020 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Devin Sullivan (212) 836-9608/dsullivan@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com